UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2025

Maze Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42490	82-2635018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Oyster Point Blvd., Suite 300
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 850-5070

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.001 per share	MAZE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2025, Maze Therapeutics, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Misbah Tahir as the Company’s Chief Financial Officer and “principal financial officer,” effective as of September 2, 2025 (the “Appointment Date”).

Before joining the Company, Mr. Tahir served as the Chief Financial Officer of IGM Biosciences, Inc. from January 2019 to August 2025. He previously served as Vice President, Finance at Dermira, Inc. from January 2014 to December 2018. Prior to joining Dermira, Inc., he held finance leadership positions at Onyx Pharmaceuticals, Inc. and Human Genome Sciences Inc. Mr. Tahir began his career at Amgen, Inc, after working as a management consultant at the consulting firm of Oliver Wyman. He received a B.A. in International Relations from the University of Pennsylvania and an M.B.A. from the University of Michigan Business School.

In connection with the appointment of Mr. Tahir as Chief Financial Officer, the Compensation Committee of the Board approved the Company’s entry into an offer letter (the “Offer Letter”) with Mr. Tahir, which includes the following terms: (i) an initial annual base salary of $500,000 per year, (ii) an annual discretionary bonus of up to 40% of his then-current base salary, (iii) a one-time sign-on bonus of $50,000, which is subject to clawback if his service is for less than one year, and (iv) an option to purchase up to 325,000 shares of the Company’s common stock (the “Option Award”), with 1/4th of the shares underlying the Option Award vesting and becoming exercisable on the first annual anniversary of the Appointment Date and thereafter for an additional 1/48th per month, among other benefits.

In addition, Mr. Tahir will participate in the Company’s Amended and Restated Executive Severance and Change in Control Plan (the “Severance Plan”), that provides for the following benefits if Mr. Tahir is terminated by the Company without cause (as defined in the Severance Plan) outside of a change in control (as defined in the Severance Agreement) in exchange for a customary release of claims: (i) a lump sum severance payment of nine months base salary and (ii) payment of premiums for continued medical benefits for up to nine months.

If Mr. Tahir’s employment is terminated by the Company without cause (as defined in the Severance Plan) or by him for good reason (as defined in the Severance Plan) within the three months preceding a change in control (as defined in the Severance Plan) (but only if after the execution of a definitive agreement providing for a change in control if such transaction is consummated) and ending twelve months following a change in control, he will be entitled to receive (i) a lump sum cash amount equal to his annual base salary and (ii) a lump sum cash amount equal to his target bonus. In addition, if Mr. Tahir timely elects continued coverage under COBRA, the Company shall pay his monthly premium under COBRA until the earliest of (x) 12 months following his termination date, (y) the date when he receives similar coverage under another employer’s plans and (z) the expiration of his continuation coverage under COBRA. In addition, Mr. Tahir’s then-outstanding equity awards, other than awards subject to performance-based vesting criteria, will automatically become vested and exercisable or settled in full and any awards that would otherwise vest only upon satisfaction of performance criteria shall be treated in accordance with the applicable performance award agreement.

The foregoing summary of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2025.

Except as described above, there are no arrangements or understandings between Mr. Tahir and any other persons, pursuant to which he was appointed as Chief Financial Officer. No family relationships exist among any of the Company’s directors or executive officers and Mr. Tahir. Mr. Tahir does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2025	By:	/s/ Courtney Phillips
Courtney Phillips General Counsel and Corporate Secretary